Exhibit 99.1

i

The Hanover Reports Second Quarter Results

Second Quarter Highlights

•
Combined ratio of 111.3%; combined ratio, excluding catastrophes(1), of 92.8%
•
Catastrophe losses of $261.6 million, or 18.5 points of the combined ratio, driven by several convective storms across multiple states, with hail damage representing the majority of reported losses and primarily impacting Personal Lines
•
Net premiums written increase of 8.6%*, with contributions from each segment
•
Renewal price increases(2) of 15.9% in Personal Lines, including 21.7% in homeowners, as well as increases of 11.4% in Specialty and 11.3% in Core Commercial
•
Rate increases(2) of 9.8% in Personal Lines, 6.4% in Specialty and 7.8% in Core Commercial
•
Current accident year loss and loss adjustment expense (LAE) ratio, excluding catastrophes(3), of 62.3%, was slightly above the company’s expectations due to higher losses in Personal Lines, while performance in Specialty and Core Commercial beat expectations
•
Net investment income of $87.6 million, up 24.3% from the prior-year quarter, primarily due to higher bond reinvestment rates and the continued investment of operational cashflows, as well as the benefit of higher non-recurring partnership income
•
Book value per share of $62.62, down 6.4% from March 31, 2023

WORCESTER, Mass., August 2, 2023 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $69.2 million, or $(1.94) per basic share, in the second quarter of 2023, compared to net income of $22.7 million, or $0.63 per diluted share, in the prior-year quarter. Operating loss(4) was $68.3 million, or $(1.91) per basic share, in the second quarter of 2023, compared to operating income of $83.9 million, or $2.32 per diluted share, in the prior-year quarter.

“With elevated storm activity presenting challenges for our industry, we are focused on advancing our margin recapture plan and our proven strategy, leveraging innovative tools and deep underwriting expertise to address the substantial volatility we are experiencing,” said John C. Roche, president and chief executive officer at The Hanover. “We are pleased with the progress we have made to date and have every confidence we can build on our strong market position and capitalize on our diversified portfolio to drive long-term, sustainable profitable growth.”

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

“Our Specialty business continued to deliver exceptional results, generating an 88.4% combined ratio and solid premium growth of 7.6% in the second quarter,” said Roche. “Our Core Commercial business significantly reduced ex-CAT large losses and posted an improvement in the loss ratio compared to the second quarter last year, while increasing pricing by 11.3%, demonstrating the effectiveness of our margin recapture plan. We are laser focused on leveraging every opportunity available to us to restore profitability in Personal Lines as quickly as possible, and we believe the current hard market represents a substantial tailwind. Personal Lines renewal pricing continues to track above our original expectations, as demonstrated by average price increases of 21.7% in homeowners and 12.0% in auto. Our successful pricing actions, in combination with expected changes to product terms and conditions in homeowners coming online starting in the third quarter, foreshadow meaningful improvement in this business. We have a long and successful history effectively navigating challenging environments and we are confident in our ability to do so again.”

“We achieved solid underlying performance in the second quarter, generating an ex-CAT combined ratio of 92.8%, while growing our premiums by 8.6%, primarily driven by pricing increases,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “Additionally, we posted a second quarter expense ratio(5) of 30.6%, keeping us on track to achieve our savings target for the full year 2023. Our high quality, diversified investment portfolio provides a strong stream of income, and we continue to benefit from attractive reinvestment yields, which should bolster our future returns. We remain focused on the ongoing execution of our long-term strategic and business priorities, and on delivering value for our shareholders, agents, customers, and other stakeholders.

	Three months ended		Six months ended
	June 30		June 30
($ in millions, except per share data)	2023	2022	2023	2022
Net premiums written	$1,446.8	$1,332.8	$2,868.3	$2,645.1
Growth	8.6%	10.4%	8.4%	10.1%
Net premiums earned	$1,411.7	$1,293.8	$2,791.7	$2,557.6

Current accident year loss and LAE ratio, excluding catastrophes(3)	62.3%	60.1%	61.9%	59.6%
Prior-year development ratio	(0.1)%	(0.7)%	(0.2)%	(0.6)%
Catastrophe ratio	18.5%	6.0%	15.6%	4.8%
Expense ratio	30.6%	30.8%	30.6%	31.0%
Combined ratio	111.3%	96.2%	107.9%	94.8%
Combined ratio, excluding catastrophes	92.8%	90.2%	92.3%	90.0%
Current accident year combined ratio, excluding catastrophes	92.9%	90.9%	92.5%	90.6%

Net income (loss)	$(69.2)	$22.7	$(81.2)	$127.6
per diluted (basic) share	(1.94)	0.63	(2.27)	3.53
Operating income (loss)	(68.3)	83.9	(63.7)	201.6
per diluted (basic) share	(1.91)	2.32	(1.78)	5.58

Book value per share	$62.62	$72.33	$62.62	$72.33
Ending shares outstanding (in millions)	35.8	35.6	35.8	35.6

Second Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $60.1 million in the second quarter of 2023, compared to $66.9 million in the second quarter of 2022. The Core Commercial combined ratio was 95.8%, compared to 92.6% in the prior-year quarter. Catastrophe losses in the second quarter of 2023 were $33.3 million, or 6.5 points of the combined ratio, compared to $17.8 million, or 3.7 points, in the prior-year quarter.

Prior-year reserve development, excluding catastrophes, was immaterial in the second quarter of 2023. This compared to net favorable prior-year reserve development, excluding catastrophes, of $2.8 million, or 0.6 points, in the prior-year quarter.

Core Commercial current accident year combined ratio, excluding catastrophes, improved 0.3 points to 89.2% in the second quarter of 2023, from 89.5% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 56.2%, improved 0.8 points from the prior-year quarter, primarily due to favorable property large loss trends in commercial multiple peril.

Net premiums written were $486.8 million in the quarter, up 7.2% from the prior-year quarter, driven by growth of 7.5% in middle market and 7.0% in small commercial. In the second quarter, Core Commercial renewal price increases averaged 11.3%, while average rate increases were 7.8%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Net premiums written	$486.8	$454.2	$1,052.1	$980.8
Growth	7.2%	7.7%	7.3%	8.7%
Net premiums earned	$515.6	$480.1	$1,023.0	$954.8
Operating income before taxes	60.1	66.9	71.3	134.4
Loss and LAE ratio	62.8%	60.1%	67.3%	60.2%
Expense ratio	33.0%	32.5%	32.9%	32.7%
Combined ratio	95.8%	92.6%	100.2%	92.9%
Prior-year development ratio	0.1%	(0.6)%	0.4%	(1.0)%
Catastrophe ratio	6.5%	3.7%	9.5%	3.9%
Combined ratio, excluding catastrophes	89.3%	88.9%	90.7%	89.0%
Current accident year combined ratio, excluding catastrophes	89.2%	89.5%	90.3%	90.0%

Specialty

Specialty operating income before income taxes was $54.4 million in the second quarter of 2023, compared to $45.2 million in the second quarter of 2022. The Specialty combined ratio was 88.4%, compared to 89.4% in the prior-year quarter. Catastrophe losses in the second quarter of 2023 were $9.1 million, or 2.8 points of the combined ratio, compared to $6.6 million, or 2.2 points, in the prior-year quarter.

Second quarter 2023 results included net favorable prior-year reserve development, excluding catastrophes, of $11.7 million, or 3.7 points, driven primarily by lower-than-expected losses in our professional and executive lines claims-made business. This compared to net favorable prior-year reserve development, excluding catastrophes, of $1.2 million, or 0.4 points, in the prior-year quarter.

Specialty current accident year combined ratio, excluding catastrophes, increased 1.7 points to 89.3% in the second quarter of 2023, from 87.6% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 54.0% in the second quarter of 2023 is in line with the company’s expectations. The increase in the underlying loss ratio relative to the prior-year quarter reflects prudently increased loss selections in certain liability coverages, as well as a comparison to the unusually low level of losses in specialty property lines in the second quarter of 2022, partially offset by the benefit of rate increases earning in.

Net premiums written were $325.4 million in the quarter, up 7.6% from the prior-year quarter, driven primarily by renewal price change, led by our Hanover specialty industrial and marine businesses. In the second quarter, Specialty renewal price increases averaged 11.4%, while average rate increases were 6.4%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Net premiums written	$325.4	$302.3	$649.7	$605.1
Growth	7.6%	14.0%	7.4%	11.7%
Net premiums earned	$319.8	$293.5	$631.5	$577.3
Operating income before taxes	54.4	45.2	102.7	95.2
Loss and LAE ratio	53.1%	54.1%	53.9%	53.2%
Expense ratio	35.3%	35.3%	35.3%	35.4%
Combined ratio	88.4%	89.4%	89.2%	88.6%
Prior-year development ratio	(3.7)%	(0.4)%	(4.7)%	(2.5)%
Catastrophe ratio	2.8%	2.2%	4.8%	2.5%
Combined ratio, excluding catastrophes	85.6%	87.2%	84.4%	86.1%
Current accident year combined ratio, excluding catastrophes	89.3%	87.6%	89.1%	88.6%

Personal Lines

Personal Lines operating loss before income taxes was $194.1 million in the second quarter of 2023, compared to operating income before income taxes of $2.8 million in the second quarter of 2022. The Personal Lines combined ratio was 138.0%, compared to 103.2% in the prior-year quarter. Catastrophe losses in the second quarter of 2023 were $219.2 million, or 38.0 points of the combined ratio, driven primarily by hail damage that significantly impacted the company’s homeowners book of business, particularly in Michigan. This compared to catastrophe losses of $53.0 million, or 10.2 points of the combined ratio, in the prior-year quarter.

Second quarter 2023 results included net unfavorable prior-year reserve development, excluding catastrophes, of $9.3 million, or 1.6 points, driven by liability coverages. This compared to net favorable prior-year reserve development, excluding catastrophes, of $5.2 million, or 1.0 point, in the second quarter of 2022.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased 4.4 points to 98.4% in the second quarter of 2023, from 94.0% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased 5.2 points to 72.5%, driven by the impact of inflation and, to a lesser extent, pressure on liability coverages in personal auto and higher large fire losses in homeowners.

The expense ratio decreased by 0.8 points to 25.9% in the second quarter of 2023, compared to the prior-year quarter, primarily due to fixed cost leverage from premium growth and lower performance-based agency compensation.

Net premiums written were $634.6 million in the quarter, up 10.1% from the prior-year quarter, driven primarily by renewal price change. Policies in force in the quarter were relatively flat compared to the first quarter of 2023. In the second quarter, Personal Lines renewal price increases averaged 15.9%, while average rate increases were 9.8%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Net premiums written	$634.6	$576.3	$1,166.5	$1,059.2
Growth	10.1%	10.7%	10.1%	10.4%
Net premiums earned	$576.3	$520.2	$1,137.2	$1,025.5
Operating income (loss) before taxes	(194.1)	2.8	(240.7)	39.1
Loss and LAE ratio	112.1%	76.5%	99.3%	73.3%
Expense ratio	25.9%	26.7%	26.0%	26.9%
Combined ratio	138.0%	103.2%	125.3%	100.2%
Prior-year development ratio	1.6%	(1.0)%	1.8%	0.8%
Catastrophe ratio	38.0%	10.2%	27.2%	6.9%
Combined ratio, excluding catastrophes	100.0%	93.0%	98.1%	93.3%
Current accident year combined ratio, excluding catastrophes	98.4%	94.0%	96.3%	92.5%

Investments

Net investment income was $87.6 million for the second quarter of 2023, above the prior-year quarter by $17.1 million, primarily due to higher bond reinvestment rates and continued investment of operational cashflows. Net investment income in the quarter also benefited from higher non-recurring partnership income resulting from a real estate sale in an older tax credit partnership. Total pre-tax earned yield on the investment portfolio for the second quarter 2023 was 3.73%, up from 3.19% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 3.31% for the second quarter of 2023, up from 2.97% in the prior-year quarter.

The company held $8.8 billion in cash and invested assets on June 30, 2023. Fixed maturities and cash represented approximately 88% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. As of June 30, 2023, net unrealized losses on the fixed maturity portfolio were $777.5 million before income taxes, a decrease in fair value of $82.5 million since March 31, 2023.

Shareholders’ Equity and Capital Actions

On June 30, 2023, book value per share was $62.62, down 6.4% from March 31, 2023, primarily due to a net operating loss, a decrease in the fair value of fixed maturity investments and to a lesser extent, the quarterly ordinary dividend. During the quarter, the company did not repurchase any shares of common stock in the open market. The company has approximately $330 million of remaining capacity under its existing share repurchase program.

On June 30, 2023, operating subsidiary’s statutory capital and surplus was $2.51 billion, after payment of a $100 million statutory dividend to its parent company. This compared to statutory capital and surplus of $2.67 billion on March 31, 2023.

Earnings Conference Call

The company will host a conference call to discuss its second quarter results on Thursday, August 3, at 10:00 a.m. E.T. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Michael F. Buckley mibuckley@hanover.com 1-508-855-3099	Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Reported Segments

Continuing operations include four operating segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: professional and executive lines, specialty property and casualty (“Specialty P&C”), marine, and surety and other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, excess and surplus lines, and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, and the operations of the holding company, as well as a block of run-off voluntary assumed property and casualty pools business in which the company has not actively participated since 1995, and run-off direct asbestos and environmental business.

Financial Supplement

The Hanover's second quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Revenues
Premiums earned	$1,411.7	$1,293.8	$2,791.7	$2,557.6
Net investment income	87.6	70.5	166.3	147.4
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	0.1	(19.2)	(1.0)	(16.2)
Net change in fair value of equity securities	(1.1)	(59.0)	(8.2)	(77.0)
Impairments on investments:
Credit-related recoveries (impairments)	(1.7)	0.5	(6.2)	(0.1)
Losses on intent to sell securities	-	(0.2)	(10.3)	(0.5)
	(1.7)	0.3	(16.5)	(0.6)
Total net realized and unrealized investment losses	(2.7)	(77.9)	(25.7)	(93.8)
Fees and other income	7.8	6.5	15.8	12.4
Total revenues	1,504.4	1,292.9	2,948.1	2,623.6

Losses and expenses
Losses and loss adjustment expenses	1,139.9	845.5	2,157.3	1,633.0
Amortization of deferred acquisition costs	292.7	269.3	581.5	532.2
Interest expense	8.6	8.5	17.1	17.0
Other operating expenses	153.9	141.4	300.4	283.2
Total losses and expenses	1,595.1	1,264.7	3,056.3	2,465.4
Income (loss) from continuing operations before income taxes	(90.7)	28.2	(108.2)	158.2
Income tax expense (benefit)	(20.7)	5.4	(26.2)	30.1
Income (loss) from continuing operations	(70.0)	22.8	(82.0)	128.1
Discontinued operations (net of taxes):
Income from discontinued Chaucer business	0.8	-	0.8	-
Loss from discontinued life businesses	-	(0.1)	-	(0.5)
Net income (loss)	$(69.2)	$22.7	$(81.2)	$127.6

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	June 30	December 31
($ in millions)	2023	2022
Assets
Total investments	$8,640.4	$8,509.8
Cash and cash equivalents	167.6	305.0
Premiums and accounts receivable, net	1,673.8	1,601.4
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,997.3	1,964.5
Other assets	1,621.8	1,530.3
Assets of discontinued businesses	85.8	84.1
Total assets	$14,186.7	$13,995.1
Liabilities
Loss and loss adjustment expense reserves	$7,313.3	$7,012.6
Unearned premiums	3,020.8	2,954.2
Debt	782.8	782.4
Other liabilities	721.2	802.0
Liabilities of discontinued businesses	110.7	110.2
Total liabilities	11,948.8	11,661.4
Total shareholders’ equity	2,237.9	2,333.7
Total liabilities and shareholders’ equity	$14,186.7	$13,995.1

The following is a reconciliation from operating income (loss) to net income (loss)(4):

The Hanover Insurance Group, Inc.
	Three months ended June 30					Six months ended June 30
	2023		2022			2023	2022
($ in millions, except per share data)	$ Amount	Per Share*	$ Amount	Per Share (Diluted)	$ Amount	Per Share*	$ Amount	Per Share (Diluted)
Operating income (loss)
Core Commercial	$60.1		$66.9		$71.3		$134.4
Specialty	54.4		45.2		102.7		95.2
Personal Lines	(194.1)		2.8		(240.7)		39.1
Other	0.2		0.1		0.5		0.7
Total	(79.4)		115.0		(66.2)		269.4
Interest expense	(8.6)		(8.5)		(17.1)		(17.0)
Operating income (loss) before income taxes	(88.0)	$(2.46)	106.5	$2.94	(83.3)	$(2.33)	252.4	$6.98
Income tax benefit (expense) on operating income	19.7	0.55	(22.6)	(0.62)	19.6	0.55	(50.8)	(1.40)
Operating income (loss) after income taxes	(68.3)	(1.91)	83.9	2.32	(63.7)	(1.78)	201.6	5.58
Non-operating items:
Net realized gains (losses) from sales and other	0.1	-	(19.2)	(0.53)	(1.0)	(0.04)	(16.2)	(0.45)
Net change in fair value of equity securities	(1.1)	(0.03)	(59.0)	(1.63)	(8.2)	(0.23)	(77.0)	(2.13)
Impairments on investments:
Credit-related recoveries (impairments)	(1.7)	(0.05)	0.5	0.01	(6.2)	(0.17)	(0.1)	-
Losses on intent to sell securities	-	-	(0.2)	-	(10.3)	(0.29)	(0.5)	(0.02)
	(1.7)	(0.05)	0.3	0.01	(16.5)	(0.46)	(0.6)	(0.02)
Other non-operating items	-	-	(0.4)	(0.01)	0.8	0.03	(0.4)	(0.01)
Income tax benefit on non-operating items	1.0	0.03	17.2	0.47	6.6	0.18	20.7	0.58
Income (loss) from continuing operations, net of taxes	(70.0)	(1.96)	22.8	0.63	(82.0)	(2.30)	128.1	3.55
Discontinued operations (net of taxes):
Income from discontinued Chaucer business	0.8	0.02	-	-	0.8	0.03	-	-
Loss from discontinued life businesses	-	-	(0.1)	-	-	-	(0.5)	(0.02)
Net income (loss)	$(69.2)	$(1.94)	$22.7	$0.63	$(81.2)	$(2.27)	$127.6	$3.53
Dilutive weighted average shares outstanding		36.0		36.1		36.1		36.1
Basic weighted average shares outstanding		35.7		35.6		35.7		35.6

*Per share data is calculated using basic shares outstanding due to antidilution.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “target profitability,” “target margins,” “moving forward,” “confident,” “will,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•
The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; interest rate assumptions, renewal price change, rate, and/or the effective tax rate;
•
The company’s ability to deliver on expectations set forth related to target margins, target returns and/or return to target profitability in total or by line of business;
•
The company’s ability to deliver on its long-term targets, including, but not limited to, return on equity;
•
The lingering impacts of the global pandemic (“Pandemic”) and general economic and sociopolitical conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, changes in claims frequency as a result of fluctuations in economic activity, and/or severity from higher cost of repairs due to, among other things, supply chain disruptions and inflation;
•
Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;
•
Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, and severe weather including wildfires, hurricanes, terrorism, civil unrest, winter storms, tornados, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;
•
Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;
•
Changes in frequency and loss severity trends in Core Commercial, Specialty and/or Personal Lines;

•
Ability to manage the impact of inflationary pressures, as a result of and following the Pandemic, global market disruptions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, labor, and materials;
•
The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;
•
Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•
Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•
Risks and uncertainties with respect to our ability to retain profitable policies in force and attract profitable policies and to increase rates commensurate with, or in excess of, loss trends;
•
Mix improvement, underwriting initiatives, coverage restrictions, non-renewals, and pricing segmentation, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;
•
The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and
•
Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic, inflationary pressures and corresponding governmental and/or central banking initiatives taken in response thereto, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•
Changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, the use of data, technology and artificial intelligence, policy terms and conditions, payment flexibility, and regions where the company has geographical concentrations;
•
Heightened volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates and other factors that affect investment returns from the investment portfolio;

•
Recessionary economic periods that may inhibit the company’s ability to increase pricing or renew business, or otherwise impact the company’s results, and which may be accompanied by higher claims activity in certain lines;
•
Data security and privacy incidents, including, but not limited to, those resulting from a malicious cyber security attack on the company or its business partners and service providers, or intrusions into the company’s systems, including cloud-based data storage, or data sources;
•
Adverse claims experience, including those driven by large or increased frequency and/or severity of catastrophe events, including those related to wildfires, winter storms, hurricanes, terrorism, civil unrest, riots or other severe weather;
•
The limitations and assumptions used to model non-catastrophe property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;
•
Changes in weather patterns and severity, whether as a result of global climate change, or otherwise, causing a higher level of losses from weather events to persist;
•
Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;
•
The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates, or provide credits or return premium to insureds;
•
Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;
•
Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•
Competition, particularly from competitors who have resource and capability advantages;
•
The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, recessionary effects, global trade disputes, war, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;
•
Adverse state and federal regulation, legislative and/or regulatory actions (including significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);
•
Financial ratings actions, in particular, downgrades to the company’s ratings;
•
Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks on or breaches of the company’s systems and/or impacting our outsourcing relationships and third-party operations, or resulting in claim payments (including from products not intended to provide cyber coverage);

•
Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations;
•
The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in discontinued operations); and,
•
Continuing risks and uncertainties associated with the impact of the Pandemic and related general economic conditions

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 38 of the company’s Annual Report on Form 10-K for the year ended December 31, 2022, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income (loss), operating income (loss) before interest expense and income taxes, operating income (loss) per diluted (basic) share, and components of the combined ratio, both excluding and/or including catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2022 Annual Report on pages 63-66.

Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. They are defined as net income (loss) excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income (loss), as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income (loss) also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income (loss) is the sum of the segment income (loss) from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four segments, “operating income (loss)” is the segment income (loss) before both interest expense and income taxes. The company also uses “operating income (loss) per diluted (basic) share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution. The company believes that metrics of operating income (loss) and operating income (loss) in relation to its four segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income (loss) from continuing operations is the most directly comparable GAAP measure for operating income (loss) (and operating income (loss) before income taxes) and measures of operating income (loss) that exclude the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for income (loss) from continuing operations or net income (loss) determined in accordance with GAAP. A reconciliation of operating income (loss) to income (loss) from continuing operations and net income (loss) for the relevant periods is included on page 10 of this news release and in the Financial Supplement.

The company may provide measures of operating income (loss) and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events including, but is not limited to, hurricanes, tornados, windstorms, earthquakes, hail, severe winter weather, freeze events, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. This and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.” A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

	Three months ended
	June 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	95.8%	88.4%	138.0%	111.3%
Less: Catastrophe ratio	6.5%	2.8%	38.0%	18.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	89.3%	85.6%	100.0%	92.8%
Less: Prior-year reserve development ratio	0.1%	(3.7)%	1.6%	(0.1)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	89.2%	89.3%	98.4%	92.9%
	June 30, 2022
Total combined ratio (GAAP)	92.6%	89.4%	103.2%	96.2%
Less: Catastrophe ratio	3.7%	2.2%	10.2%	6.0%
Combined ratio, excluding catastrophe losses (non-GAAP)	88.9%	87.2%	93.0%	90.2%
Less: Prior-year reserve development ratio	(0.6)%	(0.4)%	(1.0)%	(0.7)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	89.5%	87.6%	94.0%	90.9%

	Six months ended
	June 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	100.2%	89.2%	125.3%	107.9%
Less: Catastrophe ratio	9.5%	4.8%	27.2%	15.6%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.7%	84.4%	98.1%	92.3%
Less: Prior-year reserve development ratio	0.4%	(4.7)%	1.8%	(0.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.3%	89.1%	96.3%	92.5%
	June 30, 2022
Total combined ratio (GAAP)	92.9%	88.6%	100.2%	94.8%
Less: Catastrophe ratio	3.9%	2.5%	6.9%	4.8%
Combined ratio, excluding catastrophe losses (non-GAAP)	89.0%	86.1%	93.3%	90.0%
Less: Prior-year reserve development ratio	(1.0)%	(2.5)%	0.8%	(0.6)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.0%	88.6%	92.5%	90.6%

(2)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, specific inflationary changes or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies charged at renewal caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies at renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(3)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown below.

	Three months ended
	June 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	62.8%	53.1%	112.1%	80.7%
Less:
Prior-year reserve development ratio	0.1%	(3.7)%	1.6%	(0.1)%
Catastrophe ratio	6.5%	2.8%	38.0%	18.5%
Current accident year loss and LAE ratio, excluding catastrophes	56.2%	54.0%	72.5%	62.3%

	June 30, 2022
Total loss and LAE ratio	60.1%	54.1%	76.5%	65.4%
Less:
Prior-year reserve development ratio	(0.6)%	(0.4)%	(1.0)%	(0.7)%
Catastrophe ratio	3.7%	2.2%	10.2%	6.0%
Current accident year loss and LAE ratio, excluding catastrophes	57.0%	52.3%	67.3%	60.1%

	Six months ended
	June 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	67.3%	53.9%	99.3%	77.3%
Less:
Prior-year reserve development ratio	0.4%	(4.7)%	1.8%	(0.2)%
Catastrophe ratio	9.5%	4.8%	27.2%	15.6%
Current accident year loss and LAE ratio, excluding catastrophes	57.4%	53.8%	70.3%	61.9%

	June 30, 2022
Total loss and LAE ratio	60.2%	53.2%	73.3%	63.8%
Less:
Prior-year reserve development ratio	(1.0)%	(2.5)%	0.8%	(0.6)%
Catastrophe ratio	3.9%	2.5%	6.9%	4.8%
Current accident year loss and LAE ratio, excluding catastrophes	57.3%	53.2%	65.6%	59.6%

(4)
Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. The reconciliation of operating income (loss) and operating income (loss) per diluted (basic) share to the closest GAAP measures, income (loss) from continuing operations and income (loss) from continuing operations per diluted (basic) share, respectively, is provided on the preceding pages of this news release.

(5)
Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(6)
The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.